Exhibit 99.1

NEWS RELEASE
TRAVELPORT NAMES GORDON WILSON AS PRESIDENT AND CEO
Jeff Clarke appointed Executive Chairman of the Board of Directors
Atlanta, GA, 31 May, 2011: Travelport Limited, a leading provider of critical transaction processing and business services for the global travel industry, today names Gordon Wilson as President and Chief Executive Officer, effective June 1, 2011.
“Gordon has led Travelport’s GDS, the firm’s core business, comprising its global travel distribution capabilities and Airline IT operations, for the last five years and has served as Deputy CEO for the last year. With Gordon’s vision, deep industry, commercial and operational expertise he is ideally qualified to manage the firm globally,” said Jeff Clarke, current President and CEO. Gordon Wilson has also been named to the Travelport Limited Board of Directors.
“I’d like to thank Jeff Clarke for his transformative leadership of Travelport over his tenure as President and CEO. With the completed sale of GTA to Kuoni Travel Ltd on May 5th, Travelport is now focused on its GDS business; the firm’s most strategic and largest business. Over the last five years of Jeff’s leadership, Travelport has been successfully repositioned as a globally diversified GDS with a culture of innovation in key products and technologies along with improved efficiency and execution,” said Chip Schorr, current Chairman.
As Executive Chairman, Clarke will be responsible for Travelport’s strategic investments — including remaining as Chairman of Orbitz Worldwide, mergers and acquisitions and corporate development as well as ensuring a seamless transition of the President and CEO duties to Gordon Wilson.
Eric Bock, Chief Administrative Officer and General Counsel, Phillip Emery, Chief Financial Officer, and Lee Golding, Executive Vice President of Human Resources will continue in their current roles reporting to Wilson.

Effective June 1st, the Travelport Limited Board of Directors will be comprised of Martin Brand, Jeff Clarke, Will Griffith, Chip Schorr, Gordon Wilson and a representative from One Equity Partners who will be named in the near future.
-ENDS-
About Travelport
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.
With a presence in 160 countries, approximately 3, 500 employees and reported 2010 revenues of $2.2 billion, Travelport is comprised of the global distribution system (GDS) business that includes the Galileo and Worldspan brands; and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures, and Travelport management.
Follow Travelport on Twitter at http://twitter.com/travelport
Media enquiries:
Jill Brenner
Corporate Communications Director, Americas
Tel: 1 973 939 1325
Email: jill.brenner@travelport.com
Kate Aldridge
Corporate Communications Director, EMEA and APAC
Tel: +44 (0) 7921 698757
Email: kate.aldridge@travelport.com